Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”), is made as of September 2, 2016 by and between AmeriTeam Services, LLC, a Tennessee limited liability company, its predecessors, successors, assigns, assignors, sister companies, and affiliated companies, parents, and subsidiaries (the “Company”), and Michael D. Snow (“Executive”). All capitalized terms not otherwise defined herein shall have the meaning set forth in the Amended and Restated Employment Agreement by and between Executive and TeamHealth, Inc. (a sister company of AmeriTeam Services, LLC), dated as of August 26, 2014 (as so amended and restated, the “Employment Agreement”).

WHEREAS, Executive is employed by the Company as President and Chief Executive Officer of the Company and Team Health Holdings, Inc. (“Holdings”) pursuant to the Employment Agreement;

WHEREAS, the Company and Executive wish to amicably end Executive’s employment with the Company and treat such termination as a termination by the Company without “Cause”, as defined in the Employment Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the Company and Executive agree as follows:

1.        Termination. Executive and the Company agree that Executive’s employment with the Company will terminate as of September 2, 2016 (the “Termination Date”). Executive hereby resigns as President and Chief Executive Officer of the Company and Holdings, and from all other positions as an officer or director of the Company, Holdings, and their respective affiliates, as of the Termination Date. For the avoidance of doubt, Executive’s termination will be treated as a termination without “Cause” for the purposes of the Employment Agreement and this Agreement constitutes written notice of such termination.

2.        Termination Payments. In accordance with the terms of the Employment Agreement, and subject to Executive’s execution and non-revocation of this Agreement and Executive’s continued compliance with Sections 7 and 8 of the Employment Agreement, Executive will be entitled to receive the sum of the following amounts, in each case, payable in bi-weekly installments over a period of two (2) years, beginning on the first payroll date following the Effective Date (as defined in Section 6(d) hereof):

•	$1,950,000, representing an amount equal to two (2) times Executive’s current Base Salary;

•	$2,067,950, representing an amount equal to two (2) times the Executive’s average annual Bonuses received for the two (2) most recently completed Performance Periods; and

•	$30,332, representing an amount equal to the cost of twenty-four (24) months of COBRA premiums for Company group medical benefits available to Executive and Executive’s family as in effect immediately prior to the Termination Date.

In addition to the foregoing, Executive will remain entitled to receive a pro-rata Bonus in respect of the 2016 Performance Period, based on actual performance for such full Performance Period, prorated to reflect the number of days that Executive was employed during such Performance Period, with such pro-rata Bonus to be determined and paid in accordance with Section 6.5(a)(iv) of the Employment Agreement.

3.        Restrictive Covenants. The provisions of Section 7 (Restricted Activities) and Section 8 (Inventions and Intellectual Property) of the Employment Agreement are hereby incorporated herein by reference.

4.        Miscellaneous Provisions. The provisions of Sections 11 through 25 of the Employment Agreement (Assignment and Binding Effect; Entire Agreement and Modification; Waiver; Governing Law and Venue and Limitations Period; Notices; Severability; Headings; Confidentiality; Enforcement Costs; Survival; Name or Ownership Change; Compliance with other Agreements; No Rule of Construction; Indemnification; and Compliance with IRC 409A) are hereby incorporated herein by reference.

5.        Release. In exchange for the consideration under this Agreement, the mutual promises contained herein, and except as otherwise set forth in this Agreement, Executive hereby generally and completely releases, acquits and forever discharges the Company, its parent and subsidiaries, sister companies, predecessors, successors, and their officers, directors, managers, partners, agents, employees, attorneys, shareholders, successors, assigns, assignors and affiliates (“Released Parties”) of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date hereof, including but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with Executive’s employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law. The claims and causes of action Executive is releasing and waiving in this Agreement include, but are not limited to, any and all claims and causes of action that the Released Parties:

(a)        violated any personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;

(b)        discriminated against Executive on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age Discrimination in Employment Act, as amended (“ADEA”); the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Equal Pay Act; the Americans With Disabilities Act; the Family and Medical Leave Act; the Genetic Information Nondiscrimination Act; the Employee Retirement Income Security Act; Section 510; and the National Labor Relations Act; or

(c)        violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Executive or any member of Executive’s family and/or promissory estoppel).

6.          Acknowledgements.

(a)        Executive affirms that he has not filed or caused to be filed any claim, complaint or action against the Company in any forum or form and that he presently is not a party to any claim, complaint or action against the Company in any forum or form.

(b)        Executive affirms that he has no known workplace injuries or occupational diseases and that he has been granted or has not been denied any leave to which he was entitled under the Family and Medical Leave Act or any other law.

(c)        Executive and the Company acknowledge that this Agreement does not limit any party’s right, where applicable, to participate in any investigative proceeding of any federal, state or local government agency as required by law. To the extent permitted by law, Executive agrees that if such an administrative charge or any claim of any kind in any forum is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies. Nothing contained in this Agreement shall restrict (i) Executive’s ability to communicate, cooperate or file a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise make disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation, provided that in each case such communications and disclosures are consistent with applicable law, or (ii) Executive’s right to receive an award from a Governmental Entity for information provided under any whistleblower program.

(d)        Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights he may have under the ADEA, as amended. Executive further acknowledges that he has been advised by this writing that: (i) Executive’s waiver and release does not apply to any rights or claims arising out of or in any way related to agreements, events, acts or conduct that may arise after the execution date of this Agreement; (ii) Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (iii) Executive has twenty-one (21) days to consider this Agreement (although he may choose to voluntarily execute this Agreement earlier); (iv) Executive has seven (7) days following his execution of this Agreement to revoke the Agreement (such period, the “Revocation Period”); and (v) this Agreement shall not be effective until the date upon which the Revocation Period has expired unexercised, which shall be the eighth (8th) day after this Agreement is signed by Executive (the “Effective Date”).

(e)        Executive acknowledges and agrees that any and all equity awards held by Executive that are outstanding under the Team Health Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan (the “Plan”) will be governed pursuant to the terms of the relevant award agreements under which such equity awards were granted. For the avoidance of doubt, Executive’s termination will be treated as a termination without “Cause” for the purposes of the Plan and such award agreements, as applicable.

7.        Non-Disparagement. Executive agrees that he will not, directly or indirectly, communicate with any person or entity, including, without limitation, any member of the press or other media, about any aspect of the business, prospects, operations, or financial condition of the Company or the Released Parties, nor publish or make any statements critical of the Company or the Released Parties, in each case, which may in any way, directly or indirectly, adversely affect or otherwise interfere with or malign the business or reputation of the Company or the Released Parties.

8.        Reasonable Assistance. Executive agrees to cooperate with the Company in assisting with the transition of business matters of the Company, including ongoing or completed transactions, which he was involved in or had obtained knowledge of as an employee or director. Executive further agrees to cooperate with any internal investigations or investigations by any law enforcement or governmental entity and in any litigation arising from or related to Executive’s former employment with the Company. Such cooperation shall include attending meetings as reasonably needed with Company or government officials, and if involved in litigation or other proceedings, trial and deposition or other appearances, and providing truthful testimony.

9.        Counterparts. This Agreement may be executed in one or more counterparts, which shall, collectively and separately, constitute one agreement.

[Remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the date first above written.

AMERITEAM SERVICES, LLC	MICHAEL D. SNOW

/s/ Steven E. Clifton	/s/ Michael D. Snow
Signature	Signature

Name: Steven E. Clifton

Title: EVP, General Counsel & Corporate

Secretary